Exhibit 5.1

LACLEDE GAS COMPANY

720 Olive Street

St. Louis, MO 63101

Mark C. Darrell

August 13, 2013

Laclede Gas Company

720 Olive Street

St. Louis, Missouri 63101

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Chief Compliance Officer of The Laclede Group, Inc., a Missouri corporation and the parent company of Laclede Gas Company, a Missouri corporation (the “Company”). I am responsible for the legal affairs of the Company and, in that capacity, I am familiar with the registration, pursuant to a registration statement on Form S-3, as it may be amended from time to time (File No. 333-190388-01) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $100,000,000 aggregate principal amount of its 2.000% Series First Mortgage Bonds due 2018, $250,000,000 aggregate principal amount of its 3.400% Series First Mortgage Bonds due 2023 and $100,000,000 aggregate principal amount of its 4.625% Series First Mortgage Bonds due 2043 (collectively, the “Bonds”), issued under the Mortgage and Deed of Trust, dated as of February 1, 1945, as previously supplemented by certain supplemental indentures thereto, and the supplemental indenture relating to the Bonds (as supplemented, the “Indenture”), by and between the Company and UMB Bank & Trust, n.a., as successor trustee (the “Trustee”), and sold pursuant to the Underwriting Agreement, dated August 6, 2013 (the “Underwriting Agreement”), by and between the Company and the several underwriters listed on Schedule I thereto (collectively, the “Underwriters”), for whom Wells Fargo Securities, LLC acted as representative. This letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined originals or certified copies of (a) the Registration Statement, (b) the Indenture and the forms of the Bonds, (c) the Underwriting Agreement, (d) resolutions adopted by the Board of Directors of the Company and the pricing committee thereof authorizing the issuance and sale of the Bonds, (e) the Report and Order Granting Application in Case No. GM-2013-0254, effective July 31, 2013 entered by the Missouri Public Service Commission, and (f) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete. I have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Indenture.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Bonds have been duly authorized and legally issued and, when duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, will constitute binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C.	This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this letter into the Registration Statement and to the use of my name in the Prospectus Supplement dated August 6, 2013, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Mark C. Darrell

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